March 5, 2003

Mr. Charles S. Craig
Craig Capital
Two Soundview Drive
Greenwich, CT 06830

Dear Mr. Craig:

     You have indicated a desire to dispose of a sufficient number of shares of common stock of Gevity HR, Inc. (the “Company”) to reduce your beneficial ownership of such shares below 10%, in order to obtain the proceeds from the sale of such shares and to cause you no longer to be subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (“Section 16”).

     1.     Rationale for Stock Purchase. In order to prevent the possible adverse effect on the public trading market for the Company’s common stock as a result of your public sale of the shares and to protect the Company from the sale of a block of stock to a purchaser who might want to pursue agendas not in the best interests of the Company and its shareholders, the Company is willing to purchase those shares from you, subject to the conditions set forth below.

     2.     Frontenac Transaction. You are aware that the Company is in discussions with Frontenac Company (“Frontenac”) with respect to Frontenac (and to the extent required, other investors) making a substantial equity investment in the Company through the purchase of the Company’s preferred stock (the “Frontenac Transaction”). Frontenac has indicated a willingness for up to approximately $16 million of the proceeds to the Company from its purchase of convertible preferred stock to be used to effect the purchase of shares from you ). We expect the Frontenac Transaction to be consummated within the next 45 days.

     3.     Agreement to Purchase Shares. Subject to consummation of the Frontenac purchase of preferred stock from the Company for aggregate proceeds to the Company of not less than $28.4 million, the Company agrees simultaneously to purchase from you a number of shares of common stock of the Company sufficient to reduce your beneficial ownership of common stock of the Company below 10% of the shares then outstanding. Schedule A attached hereto sets forth your beneficial ownership of common stock of the Company, in various accounts, which you confirm to the Company as true and correct. Schedule A also shows the number of shares to be repurchased by the Company pursuant to this agreement.

     4.     Purchase Price Per Share; Payment of Purchase Price. The purchase price to be paid to you by the Company for your shares shall be equivalent to the price per share paid by Frontenac for each share of the Company’s common stock into which the preferred stock issued to Frontenac is initially convertible less $0.06 per share related fees and expenses incurred by the Company in connection with the Frontenac Transaction. The price paid per share of Company common stock by Frontenac will be determined by dividing the total purchase price paid by Frontenac for the preferred stock by the total number of shares of the Company’s common stock into which the preferred stock issued to Frontenac is initially convertible based on the average of the per share closing prices of the Common Stock over a period of the five trading days ending on the trading day prior to the date of this Agreement. The number of such shares into which such preferred stock is initially convertible shall be determined by dividing the gross purchase price for such shares of preferred stock by the initial conversion price for such shares. The purchase price for the purchase by the Company of your shares shall be paid to you in immediately available funds on the date of closing, simultaneously with the closing of the Frontenac Transaction, against delivery of the shares to be sold. The shares to be sold by you shall be selected by you from the accounts set forth on Schedule A and you will notify the Company at least three days in advance of closing as to the exact shares proposed to be sold by you which shall include a sale of all then vested and in-the-money option awards to purchase common stock of the Company which shall be sold for the difference between the purchase price per share and the option exercise price per share. Certificates for the shares to be sold by you shall be delivered at the closing, properly endorsed for transfer, and shall be free and clear of any liens or encumbrances whatsoever.

     5.     Insider Status; Trading Restrictions. You represent to the Company that your motivation for the sale of your shares to the Company is in order to obtain flexibility regarding the disposition of the remaining shares of common stock of the Company beneficially owned by you, without the restrictions imposed by Section 16 or Rule 144 under the Securities Act of 1933 (the “1933 Act”). Upon the purchase of your shares by the Company concurrently with the closing of the Frontenac Transaction, you will immediately resign from the Board of Directors of the Company, and thereafter will not seek re-election or appointment to the Company’s Board of Directors. After three months from the date of your resignation as a director of the Company and your sale of shares to the Company as contemplated by this agreement, you will be eligible to sell the remaining shares of common stock of the Company owned by you under the provisions of Rule 144(k) under the 1933 Act without the limitations on the amount of such sales under the provisions of that rule. You have also advised that you desire to sell the shares of common stock to the Company in order to realize the proceeds therefrom for personal reasons and not because of any negative or materially adverse information concerning the Company known to you which is not known generally to the public.

     6.     Agreement to Vote Shares. You agree that, if for any reason, the purchase of shares of preferred stock from the Company by Frontenac, or matters related thereto, should be required to be submitted to a vote of shareholders of the Company, that you will vote all of the shares of common stock of the Company beneficially owned by you at the meeting of the shareholders as recommended by the Board of Directors of the Company.

     7.     Further Conditions; Termination. Your obligation to sell shares to the Company and its obligation to purchase the shares of common stock from you are subject to the further conditions that the purchase price per share shall be not less than $4.00, and the purchase shall occur no later than May 15, 2003, unless shareholder approval is required to be obtained, in which case such date shall be June 30, 2003. The Company agrees to use commercially reasonable efforts to cause the Frontenac Transaction to be closed as soon as practicable. If the purchase of your shares by the Company has not occurred by the applicable date, unless otherwise agreed in writing between us, this agreement will terminate.

     8.     Mutual Cooperation. We will keep you advised concerning the anticipated closing date of the Frontenac Transaction and will work cooperatively with you and your attorneys to effect the purchase of your shares as contemplated by this agreement.

     If the foregoing correctly sets forth the understanding between you and the Company, please so indicate by signing in the space provided below, whereupon this agreement shall be binding between you and the Company.

Very truly yours,

Gevity HR, Inc.

	By:	/S/ Erik Vonk

Erik Vonk
Chairman and Chief Executive Officer

Accepted and agreed to this 5th day of March, 2003

/S/ Charles S. Craig

Charles S. Craig

SCHEDULE A

I.	Common Stock of Gevity Beneficially Owned by Charles Craig for Purposes of the 10% Beneficial Ownership Calculation

Account	No. of Shares

Trust FBO KC Craig dtd 11/24/87	752,397
Charles S. Craig Rollover IRA	2,739
SEP Plan of Charles S. Craig	1,346
Trust FBO NH Craig dtd 12/17/86	752,397
C.S. Craig Family Limited Partnership	3,059,501
C.S. Craig Family Foundation, Inc.	156,178
TOTAL	4,724,558

II.	Options to Purchase Common Stock of Gevity Held by Charles Craig

			No. of Options
		Exercise Price	Vested or Vesting
Grant Date	No. of Shares	$	Within 60 Days

06/25/97	22,500	17.000	22,500
12/17/97	22,500	18.0652	22,500
12/14/98	44,176	11.625	44,176
03/07/01	20,000	3.250	10,000
11/29/01	20,000	1.700	20,000
12/03/02	20,000	4.000	20,000
		TOTAL	139,176

III.	Total Number of Shares Beneficially Owned Plus Vested Options Held by Charles Craig

4,863,734 (4,724,558 + 139,176)

IV.	Total Number of Shares of Common Stock of Gevity Outstanding Plus Vested Options Held by Charles Craig

20,969,452 (20,830,276 + 139,176)

V.	Calculation of Number of Shares to be Repurchased

3,094,071(includes options to purchase 10,000 shares @ $3.25 per share; 20,000 shares @ $1.70 per share; and 20,000 shares @ $4.00 per share)